UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240. 14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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May 18, 2020

SUPPLEMENT TO PROXY STATEMENT FOR THE

2020 ANNUAL MEETING OF SHAREHOLDERS

The following information supplements the proxy statement dated April 9, 2020 (the “Proxy Statement”) of Flowserve Corporation (the “Company”), previously furnished to our shareholders in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2020 Annual Meeting of Shareholders and at any adjournments or postponements (the “Annual Meeting”).

This supplemental information solely relates to the biographical information regarding current director and director nominee David E. Roberts set forth in the Proxy Statement under “Proposal One: Election of Directors.” On May 16, 2020, Mr. Roberts informed the Company that Gavilan Resources, LLC, a private company formed in partnership with Blackstone focused on oil and natural gas development and production opportunities in South Texas where Mr. Roberts serves as Chief Executive Officer, filed for Chapter 11 bankruptcy in the United States Bankruptcy Court for the Southern District of Texas on May 15, 2020.

Shareholders may vote their shares, or if they have already voted may change their vote or revoke their proxy, using the methods described in the Proxy Statement. As previously announced, the Annual Meeting will be held online at www.virtualshareholdermeeting.com/FLS2020 at 2:00 PM CDT on May 22, 2020. More information on how to participate in the Annual Meeting is available at http://ir.flowserve.com/news-releases/news-release-details/flowserve-hold-virtual-2020-annual-meeting-shareholders.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION

AND THIS SUPPLEMENT SHOULD BE READ

IN CONJUNCTION WITH THE PROXY STATEMENT